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                                                                      EXHIBIT 12

GTE Florida Incorporated and Subsidiaries

STATEMENTS OF THE CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

                                                                              Years Ended December 31,
                                                        1997          1997(a)         1996          1995          1994
                                                      ---------     ---------     ---------     ---------     ---------
                                                                                           (Thousands of Dollars)
Net earnings available for fixed charges:
Income (loss) before extraordinary charges            $ 223,679     $ 223,679     $ 198,080     $ 175,473     $ 140,255

  Add - Income taxes (benefit)                          147,491       147,491       123,736       104,612        86,167
      - Fixed charges                                   140,776        79,194        74,240        74,226        70,285
                                                      ---------     ---------     ---------     ---------     ---------
Adjusted earnings                                     $ 511,946     $ 450,364     $ 396,056     $ 354,311     $ 296,707
                                                      =========     =========     =========     =========     =========
Fixed charges:
  Interest expense                                    $ 130,296     $  68,714     $  64,772     $  65,078     $  61,152

  Portion of rent expense representing interest          10,480        10,480         9,468         9,148         9,133
                                                      ---------     ---------     ---------     ---------     ---------
Adjusted fixed charges                                $ 140,776     $  79,194     $  74,240     $  74,226     $  70,285
                                                      =========     =========     =========     =========     =========

RATIO OF EARNINGS TO FIXED CHARGES                         3.64          5.69          5.33          4.77          4.22

                                                      Years Ended December 31,
                                                         1993         1993(b)
                                                      ---------     ---------
                                                      (Thousands of Dollars)
Net earnings available for fixed charges:
Income (loss) before extraordinary charges            $ (15,227)    $ 106,908

  Add - Income taxes (benefit)                          (16,924)       59,076
      - Fixed charges                                    76,786        76,786
                                                      ---------     ---------
Adjusted earnings                                     $  44,635     $ 242,770
                                                      =========     =========

Fixed charges:
  Interest expense                                    $  69,529     $  69,529

  Portion of rent expense representing interest           7,257         7,257
                                                      ---------     ---------
Adjusted fixed charges                                $  76,786     $  76,786
                                                      =========     =========

RATIO OF EARNINGS TO FIXED CHARGES                           --          3.16



(a) Excludes $61.6 million of interest expense associated with commercial paper issued by the Company's wholly-owned subsidiary, GTE Funding Incorporated (GTE Funding), on behalf of GTE's other domestic telephone operating subsidiaries. This interest expense is approximately equal to the interest income received by the Company on affiliate notes between GTE Funding and such domestic telephone operating subsidiaries. GTE Funding provides short-term financing and investment vehicles and cash management services for the Company and six other of GTE's domestic telephone operating subsidiaries.

(b) Excludes an after-tax restructuring charge of approximately $120 million for the implementation of a re-engineering plan and a one-time after-tax charge of approximately $2 million related to the enhanced early retirement and voluntary separation programs offered to eligible employees in 1993. Earnings were not adequate to cover fixed charges in 1993. The amount of such deficiency was approximately $32 million for the year ended December 31, 1993.